Exhibit 10.54

Barry Elson

c/o Telewest Global, Inc.

160 Great Portland Street

London W1W 5QA

United Kingdom

February 18, 2004

Telewest Global, Inc.

160 Great Portland Street

London WIW 5QA

United Kingdom

Gentlemen:

This letter memorializes recent discussions in which I have undertaken to serve as Acting Chief Executive Officer of Telewest Global, Inc. (the “Company”) and a member of the Company’s Board of Directors following the departure of Charles Burdick through the 9-month anniversary of the effective date of the financial restructuring (the “Restructuring”) of Telewest Communications plc (“Telewest Communications”). I would not receive compensation for these services through the effective date of the Restructuring; rather, I would be paid by Telewest Communications pursuant to a letter agreement I have entered into with it as of even date herewith. If my services as Acting Chief Executive Officer are terminated, I would resign from the Company’s Board of Directors.

I further undertake that, following the effective date of the Restructuring and through the 9-month anniversary thereof, I am willing to be employed pursuant to the additional terms and conditions set forth on Exhibit A hereto and would enter into a commercially reasonable employment agreement containing these terms. I acknowledge that such an employment agreement will require the approval of the Company’s Board of Directors.

Very truly yours,

[GRAPHIC APPEARS HERE]
Barry Elson

Exhibit A

Barry Elson Term Sheet

Term	From the departure of Charles Burdick through the 9-month anniversary of the consummation of the financial restructuring of Telewest Communications plc

Positions	Acting Chief Executive Officer of Telewest Global, Inc. (“Newco”) and a member of the Board of Directors (but not Chairman) of Newco

Annual base salary as CEO of Newco	$700,000

Annual bonus potential as CEO of Newco	$200,000 cash or stock (1)

Newco equity options	100,000 + 300,000 (2)

Newco restricted stock grant	100,000 (3)

Severance	$58,333 per month of service (pro rated for partial months), up to a maximum of $700,000 (4)

Other:

Travel and Business Expenses	Per Newco policy

Health Insurance	Per Newco policy to the extent there is any policy

Life Insurance	Per Newco policy to the extent there is any policy

Family Visits	3 family visits to the U.K., 5 Elson visits to the U.S.

Housing Allowance	Provision of a standard 2-bedroom apartment

Tax Equalization	Elson to receive tax equalization payments in the event U.K. or U.S. tax applies to him

Notes:

(1)	Based on meeting various targets set by the Newco board (e.g., AFC, churn, margin, etc.). All top management will be required to meet these targets to receive their bonus payout. Percentage of cash and percentage of stock to be determined by the Newco board.

18 February 2004

Charges interlinested

by FFHS.J By ?

a member of the firm

Agreed B.R. Elson

(2)	100,000 options to be fully vested and granted at consummation; 300,000 options to be granted at consummation and will vest in arrears equally on a quarterly basis over a 5-year period of continuous employment. These option grants will represent approximately 0.4% of company’s total outstanding equity based on assumed 100 million shares outstanding (to be adjusted if assumptions change). The 300,000 options vesting period will begin based on attaining quarterly performance goals over the first year following consummation set by the Newco board; provided, that, notwithstanding the vesting schedule, the first quarter’s options will vest on June 30, 2004 if the consummation occurs on or prior to June 30, 2004 (or will vest at the end of the first month following consummation, if the consummation occurs after June 30, 2004). To the extent the performance targets are missed, the vesting of the options will roll into the following quarter over the first year. All options will have a strike price equal to the strike price of the first tranche of options granted to the Newco board and will be subject to a 6-month tail after termination of employment (other than for cause).

(3)	To be granted at consummation. Represents 0.1% of the total outstanding equity based on assumed 100 million shares outstanding (to be adjusted if assumptions change). The restricted stock grant will vest in arrears equally on a quarterly basis over a 3-year period of continuous employment; provided, that, notwithstanding the vesting schedule, the first quarter’s restricted stock will vest on June 30, 2004 if the consummation occurs on or prior to June 30, 2004 (or will vest at the end of the first month following consummation, if the consummation occurs after June 30, 2004). Stock cannot be sold prior to one year anniversary of final vesting date (except in amounts sufficient to pay taxes at vesting).

(4)	Includes service with Telewest Communications plc; payable (1) upon a termination during the term without cause or (2) at the end of the term if the Company does not offer continued employment as Chief Executive Officer on substantially the same terms and conditions as above; subject to execution of a general release of claims.

18 February 2004

Charges interlinested by

FFHS.J By ?

a member of the firm

Agreed B.R. Elson